Exhibit 99.1

Cascadian Therapeutics Reports Third Quarter 2016 Financial Results and Provides Corporate Update

SEATTLE, Nov. 7, 2016 — Cascadian Therapeutics (NASDAQ: CASC), a clinical-stage biopharmaceutical company, today provided third quarter highlights and reported financial results for the quarter ended September 30, 2016.

“We continue to make strides on the clinical development front as we advance tucatinib in combination for patients with metastatic HER2+ breast cancer, including those with and without brain metastases,” said Scott Myers, CEO of Cascadian Therapeutics. “There is significant need for improved therapies in this disease, and we continue to be impressed by the favorable safety profile observed in the tucatinib combination studies to date when compared with other HER2 therapies, as well as its potential to treat systemic disease and positively impact brain metastases.”

Mr. Myers added, “We are looking forward to the presentation of updated clinical data from our ongoing Phase 1b ‘Triplet’ study of tucatinib plus capecitabine and trastuzumab at the San Antonio Breast Cancer Symposium in December, as well as updating everyone on our clinical and regulatory plans later this quarter.”

THIRD QUARTER AND RECENT HIGHLIGHTS

Clinical Development

•	HER2CLIMB, continues to be on track with enrollment of Phase 2 tucatinib (ONT-380) combination trial. This randomized, double-blind, placebo-controlled study is evaluating the safety and efficacy of tucatinib versus placebo in combination with capecitabine and trastuzumab in late stage HER2+ breast cancer patients, with and without brain metastases, who have previously been treated with a taxane, trastuzumab, pertuzumab and T-DM1. Tucatinib, which has Fast Track designation from the FDA in this setting, is expected to enroll approximately 180 patients at sites in the U.S., Canada and select countries in Western Europe. Previously reported results from the ongoing Phase 1b study of the tucatinib “Triplet” combination demonstrated promising systemic activity, a favorable safety profile and activity against brain metastases, which represents a significant unmet medical need.

•

Data presented at ESMO 2016 show early evidence of activity of tucatinib combination therapy in patients with cutaneous HER2+ metastases. In a poster presentation, Dr. Alison Conlin, study author and Medical Oncologist, Providence Cancer Center, Portland, OR, presented data on eight patients with

HER2+ metastases to the skin who received the maximum tolerated tucatinib dose in combination with capecitabine and/or trastuzumab from the Company’s Phase 1b combination study. Patients had previously received a median of six lines of drug therapy. Responses observed in skin lesions in these patients included one complete response, four partial responses and three patients with stable disease, including one partial response of a patient receiving tucatinib and trastuzumab only.

•	Continue to advance novel Chk1 cell cycle inhibitor with goal of conducting IND-enabling studies. Preclinical research has shown that select Cascadian Chk1 inhibitors display cellular potency in in vitro models against Chk1, are active against a diverse range of cancer cell lines, and demonstrate synergistic activity in combination with certain chemotherapeutic drugs.

Corporate Update

•	Cascadian’s board of directors has called a Special Stockholder Meeting to vote on a reverse split of the Company’s common stock and a reduction of the authorized common stock. The objective is to make the stock accessible to a wider range of institutional investors, benefiting all stockholders, and ensure that the necessary financial structure is in place to execute product development and other necessary corporate initiatives. The stockholder vote on the proposal will be held on November 18, 2016. For details, see the proxy statement at www.sec.gov/edgar.

THIRD QUARTER 2016 FINANCIAL HIGHLIGHTS

•	Cash, cash equivalents and investments totaled $71.6 million as of September 30, 2016, compared to $56.4 million at December 31, 2015, an increase of $15.2 million, or 27.0%. The increase was primarily the result of net proceeds of $43.3 million from the Company’s June 2016 financing offset by cash used to fund operations of $28.1 million.

•

Net loss attributable to common stockholders for the three months ended September 30, 2016 was $11.8 million, or $0.09 per basic and diluted share, compared with a net loss attributable to common stockholders of $4.6 million, or $0.05 per basic and diluted share, for the comparable period in 2015. The increase in net loss attributable to common stockholders for the quarter was primarily due to increases in research and development expenses of $2.2 million primarily due to greater activity related to the development of the Company’s product candidates and increases in general and administrative expenses of $1.4 million primarily due to expenses related to the Company’s Retention Payment Plan and higher professional fees associated with legal and regulatory compliance. The Company also recognized a non-cash $1.0 million deemed dividend due to the beneficial conversion feature on the Series D convertible preferred stock. In addition, the increase in net loss attributable to common stockholders was due to lower non-cash income from the change in the fair value of the Company’s warrant liability, which was zero for the three months ended September 30, 2016 compared to $2.6 million for the three months ended September 30, 2015. The change in the fair value of warrant liability was due to the expiration of September 2010 warrants, which expired in October 2015.

•	Net loss attributable to common stockholders for the nine months ended September 30, 2016 was $49.8 million, or $0.46 per basic and diluted share, compared with a net loss attributable to common stockholders of $23.5 million, or $0.24 per basic and diluted share, for the comparable period in 2015. The increase in net loss attributable to common stockholders for the nine months ended September 30, 2016 was primarily due to the intangible asset impairment charge of $19.7 million during the nine months ended September 30, 2016, which was the result of the mutual termination of the STC.UNM agreement. In addition, the increase in net loss attributable to common stockholders was due to increases in research and development expenses of $3.4 million primarily due to greater activity related to the development of the Company’s product candidates, and increases in general and administrative expenses of $7.5 million primarily related to the retirement and separation agreement that Cascadian entered into with its former chief executive officer in January 2016, expenses related to the Company’s Retention Payment Plan and higher professional fees associated with legal and regulatory compliance. The Company also recognized a non-cash $2.6 million deemed dividend due to the beneficial conversion feature on the Series D convertible preferred stock. The increase in the net loss attributable to common stockholders was partially offset by a $6.9 million tax benefit during the nine months ended September 30, 2016.

Financial Guidance

Cascadian Therapeutics believes the following financial guidance to be correct as of the date provided. Cascadian Therapeutics is providing this guidance as a convenience to investors and assumes no obligation to update it.

Cascadian Therapeutics currently expects cash used in operations in 2016 to be approximately $38.0 million to $40.0 million. With cash, cash equivalents and investments of $71.6 million as of September 30, 2016, Cascadian Therapeutics estimates that its cash, cash-equivalents and investments will be sufficient to fund operations for at least the next 12 months.

About Cascadian Therapeutics

Cascadian Therapeutics is a clinical-stage biopharmaceutical company dedicated to developing innovative product candidates for the treatment of cancer. Our lead product candidate, tucatinib, is an orally active and selective small molecule HER2 inhibitor, which has been studied in approximately 200 patients to date. Preliminary results from two ongoing Phase 1b studies of tucatinib in combination showed promising systemic activity, a favorable safety profile and encouraging activity against brain metastases. Cascadian Therapeutics is also conducting a randomized, double-blind, placebo-controlled Phase 2 study called HER2CLIMB. The study is evaluating tucatinib versus placebo in combination with capecitabine and trastuzumab in late stage HER2+ breast cancer patients, with and without brain metastases, who have previously been treated with a taxane, trastuzumab, pertuzumab and T-DM1. This study is expected to enroll 180 patients with and without brain metastases across approximately 100 clinical sites in the U.S., Canada, and Western Europe. The Company is also developing a cell cycle inhibitor, Chk1, and plans to move the program forward through IND-enabling studies in 2017. For more information, visit www.cascadianrx.com.

Forward-Looking Statements

In order to provide Cascadian Therapeutics’ investors with an understanding of its current results and future prospects, this release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include Cascadian Therapeutics’ expectations regarding clinical development activities, timing of additional data, potential benefits of its product candidates, and its use and adequacy of cash reserves and future financial results.

Forward-looking statements involve risks and uncertainties related to Cascadian Therapeutics’ business and the general economic environment, many of which are beyond its control. These risks, uncertainties and other factors could cause Cascadian Therapeutics’ actual results to differ materially from those projected in forward-looking statements, including the risks associated with the costs and expenses of developing its product candidates, the adequacy of financing and cash, cash equivalents and investments, changes in general accounting policies, general economic factors, achievement of the results it anticipates from its preclinical development and clinical trials of its product candidates and its ability to adequately obtain and protect its intellectual property rights. Although Cascadian Therapeutics believes that the forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of Cascadian Therapeutics’ risks and uncertainties, you are encouraged to review the documents filed with the securities regulators in the United States on EDGAR and in Canada on SEDAR. Except as required by law, Cascadian Therapeutics does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Cascadian Therapeutics can be found on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Source: Cascadian Therapeutics

Investor Contact:

Julie Rathbun

Rathbun Communications

206-769-9219

ir@cascadianrx.com

Media Contact:

Brad Miles

BMC Communications

917-570-7340

bmiles@bmccommunications.com

CASCADIAN THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations

(In thousands except share and per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Operating Expenses
Research and development	$7,281	$5,122	$19,998	$16,581
General and administrative	3,511	2,100	14,509	7,057
Intangible asset impairment	—	—	19,738	—

Total operating expenses	10,792	7,222	54,245	23,638

Loss from operations	(10,792)	(7,222)	(54,245)	(23,638)

Other income (expense)
Investment and other income (expense), net	19	25	144	60
Change in fair value of warrant liability	—	2,578	—	128

Total other income (expense), net	19	2,603	144	188

Net loss before income taxes	$(10,773)	$(4,619)	$(54,101)	$(23,450)
Income tax (benefit) provision	—	—	(6,908)	—

Net loss	(10,773)	(4,619)	(47,193)	(23,450)
Deemed dividend related to beneficial conversion feature on Series D convertible preferred stock	(989)	—	(2,588)	—

Net loss attributable to common stockholders	(11,762)	(4,619)	(49,781)	(23,450)

Net loss per share – basic and diluted	$(0.09)	$(0.05)	$(0.46)	$(0.24)
Shares used to compute basic and diluted net loss per share	135,310,441	94,914,536	108,957,618	97,184,183

CASCADIAN THERAPEUTICS, INC.

Consolidated Balance Sheet Data

(In thousands except share amounts)

(Unaudited)

	As of
	September 30, 2016	December 31, 2015
Cash, cash equivalents and investments	$71,638	$56,360
Total assets	$91,826	$96,574
Long term liabilities	$165	$8,044
Stockholders’ equity	$84,295	$83,735
Common shares outstanding	135,310,441	94,961,859